EXHIBIT 99.1

As described in its Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2014, the Company has updated operating results for all periods covered in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission on May 2, 2013) (the “2012 Form 10-K”), in order to reflect retrospective reclassification of results for its Oman operations in discontinued operations. The Selected Financial Data that follows revises the information included in the 2012 Form 10-K in order to reflect this retrospective reclassification and should be read in conjunction with the updated financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on January 28, 2014.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for each of the years in the five-year period ended December 31, 2012.

	Year Ended December 31,
	2012	2011 (RESTATED)	2010 (RESTATED)	2009(3) (RESTATED)	2008(3) (RESTATED)
	(in thousands, except per share data)
Consolidated Statements of Operations and Comprehensive Income (Loss):
Operating loss	$(38,826)	$(77,155)	$(32,774)	$(29,705)	$(54,779)
Net income from Equity Affiliates	67,769	73,451	66,291	35,253	33,226
Net income (loss) from continuing operations(1)	2,199	(30,285)	12,615	(2,384)	(22,883)
Net income (loss) attributable to Harvest	(12,211)	55,960	14,375	(3,568)	(23,179)
Net income (loss) from continuing operations attributable to Harvest per common share:
Basic(1)	$0.06	$(0.89)	$0.38	$(0.07)	$(0.67)

Diluted(1)	$0.06	$(0.89)	$0.34	$(0.07)	$(0.67)

Weighted average common shares outstanding
Basic	37,424	34,117	33,541	33,084	34,073
Diluted	37,591	34,117	36,767	33,084	34,073

	As of December 31,
	2012	2011 (RESTATED)	2010 (RESTATED)	2009(4) (RESTATED)	2008(4) (RESTATED)
	(in thousands)
Balance Sheet Data:
Total assets	$596,837	$507,203	$484,622	$345,214	$359,263
Long-term debt, net of current maturities	74,839	31,535	78,291	—	—
Total Harvest’s Stockholders’ equity(2)	379,337	355,691	291,727	271,603	270,713

(1)	Includes net income attributable to noncontrolling interest.
(2)	No cash dividends were declared or paid during the periods presented.
(3)

For 2009, relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $58 thousand. For 2008, relates to lease maintenance costs that were erroneously capitalized as oil and gas properties rather than as exploration expense of $635 thousand.

(4)

Relates to lease maintenance costs and exploration overhead costs that were erroneously capitalized as oil and gas properties rather than expensed as exploration expense of $693 thousand in 2009 and $635 thousand in 2008.